Exhibit 23.1

MOORE & ASSOCIATES, CHARTERED
           ACCOUNTANTS AND ADVISORS
               PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form 8-K of Suncross Exploration Corporation, Inc. of our report dated June 18, 2008 on our audit of the consolidated financial statements of Team Nation Holding Corporation and Subsidiaries as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and cash flows from inception of operations on February 1, 2007 through December 31, 2007.

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
June 20, 2008

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501